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April 29, 1996

Mr. Thomas Cheatham
Ossipee/Helicomm
391 Totten Pond Road, Suite 303
Waltham, MA 02154


Subject:      Terms for OC-3 SONET Development and Purchase, Version III

Dear Thomas:

Now that we have cleared up most of the issues with the SAND product I would like to do the same for the OC-3 radio. As we discussed in our phone conversation today, the availability of a low cost OC-3 radio is vital to ART's aggressive business plan for the coming years.

I have reviewed your prior proposal and discussed it with the principals here at ART. On behalf of ART, I am proposing the following terms for the OC-3 Development and Purchase Agreement with HCI. These terms assume a June 1, 1996 project start:

    1) NRE FUNDING - Advanced Radio Telecom, Ltd. will pay to HCI $1MM toward the $3MM estimated total NRE for the OC-3 SONET radio. The ART payment will be divided into milestone segments as agreed by ART and HCI. HCI will secure the balance of the NRE funding from other sources.

    2) ART REQUIREMENTS - The OC-3 SONET radio will be built to ART's Design Standards and Network Architecture Requirements.

    3) INTELLECTUAL PROPERTY TRANSFER - Should HCI substantially fail, after normal remedy opportunities are depleted, to complete the development of the OC-3 SONET radio for any reason other than causes originating with ART or force majeure, and HCI fails to repay all funds paid by ART for the development within (90) days of ART's notification of failure, then HCI would transfer to ART a non-exclusive, transferable, perpetual license to manufacture and sell the OC-3 SONET radio by whatever means necessary to service ART's market.

   4) EXCLUSIVE PURCHASE - At ART's options, ART will have the unrestricted right to purchase 100% of HCI's OC-3 radio pair production capacity for a period starting from delivery of the first production radio and lasting for (3) years. Exclusivity is predicated on ART's maintenance of sequential orders equivalent to 100% of HCI's production capacity. ART and HCI will agree on methods for assessing HCI's OC-3 capacity.

   5) PRICING - OC-3 SONET radio pairs delivered to ART will be priced at $20,000 per pair or less based on ART's consumption at a rate equivalent to (800) radio pairs per year or HCI's production capacity, whichever is less. At ART's option this volume and price level can be renewed on the yearly anniversary date of delivery of the first production radio pair. If the above arrangement is renewed, then the only year-over-year price increases

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         will be per an established index calculation method mutually agreeable to ART and HCI.

         The price for the first (25) OC-3 radio pairs will be determined by their special short-run production costs, but will not exceed $30,000.

         In all cases the OC-3 SONET radio pairs sold by HCI to ART will be at HCI's most favorable sales price.

   6) BEST PRICE ROYALTY - Best price to ART will be assured by way of royalty payments from HCI equal to 5% of actual purchase price on the first (1500) radio pairs delivered to HCI customers other than ART.

   7) PILOT PRODUCTION DELIVERY - HCI commits to deliver (25) production specification OC-3 radio pairs to ART not later than January 30, 1998. Delivery of these (25) radio pairs will be considered the last milestone of the OC-3 development program and will release the final installment of the agreed NRE funding. For any reason attributable to HCI and other than force majeure, failure to deliver the entire lot of
         (25) radio pairs by January 30, 1998, will result in a price reduction of 25% for each of the (25) original radio pairs delivered after that date.

   8)    PRODUCTION RAMP-UP - By February 28, 1998, HCI will deliver to ART
         (35) additional OC-3 radio pairs. Failure on the part of HCI to deliver all or part of the (35) radio pairs will result in price discounts on the undelivered radio pairs as described in Item 7.

         For the months of March and April 1998, HCI will deliver to ART an additional (50) and (75) radio pairs per month, with the same penalty conditions as Item [7].

   9) NORMAL PRODUCTION RATE - ART and HCI will negotiate a normal OC-3 monthly production rate sufficient to meet ART's requirements, but in any event no less than (100) radio pairs, starting with the month of May 1998 and for each month thereafter. The penalty for HCI's failure to deliver the agreed volume under normal production circumstances will be a 7.5% reduction in price for radio pairs delivered late on a month-by-month basis.

  10) ADDITIONAL NRE FUNDING - HCI's ability to fund the $2MM non-ART portion of the OC-3 radio project is critical to the development schedule. In the event that HCI cannot procure commitments for this funding by August 1, 1996, and upon mutual agreement of ART and HCI, then ART may choose to offer additional funding under one of the following scenarios:

         a)   for an additional $1MM payment by ART in NRE (new ART total:
              $2MM), ART will acquire 20% equity interest in HCI. In the event that ART contributes an additional $2MM (ART total: $3MM), ART will acquire a 33% equity interest in HCI.

         b) in return for additional ART NRE funding, ART will receive from HCI an additional 5% discount from HCI's best price radio pair cost for each $1MM contribution over the initial $1MM described in
              Item 1. This condition would be left in place for whatever period required for ART to recover the additional amount + 75% in savings resulting from the discount.

         c) in return for the first additional $1MM NRE payment, ART will receive an additional 3% Best Price Royalty (new total: 8%) on all non-ART radio pairs sold by HCI, calculated against the first
              (1500) non-ART radio pairs delivered. If the


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              above option were exercised, and an additional $1MM NRE payment were required on top of the first additional $1MM (ART total
              NRE $3MM), then ART will acquire a 20% equity interest in HCI.


Tom, please feel free to call me at any time in regard to these proposed terms. The OC-3 SONET radio is strategically important for ART and I am at your disposal for the process of finalizing the term sheet and the definitive Development and Sale Agreement.


Regards,

/s/ Ric Shields                            /s/ Thomas P. Cheatham

Ric Shields                                Thomas P. Cheatham
V.P. Technology Development                President and CEO
                                           HeliOss Communications Inc.

cc: V. Fotheringham
    C. Comrie